U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   Form SB-2/A
             REGISTRATION STATEMENT UNDER the Securities Act of 1933

                        TOUPS TECHNOLOGY LICENSING, INC.
                 (Name of small business issuer in its charter)

         Florida                       3990                        59-3462501
 (State or jurisdiction          (Primary Standard             (I.R.S. Employer
   of incorporation or              Industrial              Identification No.)
         organization)           Classification
                                  Code Number)

              7887Bryan Dairy Road, Suite 105, Largo, Florida 33777
                 (813)-548-0918 (Address and telephone number of
                          principal executive offices)

                        Mark Clancy, Corporate Secretary
      7887 Bryan Dairy Road, Suite 105, Largo, Florida 33777 (813)-548-0918
            (Name, address and telephone number of agent for service)

                Approximate date of proposed sale to the public:

     As soon as practicable after the registration statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )

     If this Form is a post-effective amendment filed pursuant to Rule 462 under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. ( )

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box ( )

                  CALCULATION OF REGISTRATION FEE
Title of each      Dollar            Proposed       Proposed
  class of         Amount             maximum        maximum        Amount of
 securities         to be            offering       aggregate     registration
    to be        registered            price        offering          fee(2)
 registered(1)                       per share(2)    price
-------------    ----------          -----------    --------      -------------
   Common        $6,085,527            $1.375      $6,085,527       $1,739.49
 $.001 par value

 (1) A portion of the Shares registered pursuant to this Registration Statement were issued between June and September, 1998 pursuant to a Private Offering made in reliance on Section 4(2) or 3(b) of the Securities Act of 1933, as amended (the "Act") according to the Rules contained in Regulation D, Rule 506 of that Act.
(2) Calculated pursuant to Rule 457(c). The closing "bid" price of the shares of common stock being registered hereby on the over-the-counter market through the NASD OTC Electronic Bulletin Board was $1.375 on October 30, 1998
(3) See page 44 "Other expenses of the Offering."

                                 CROSS-REFERENCE

REGISTRATION STATEMENT LOCATION OR CAPTION
ITEM NUMBER AND HEADING IN PROSPECTUS

1.   Front of Registration Statement and
     Outside Front Cover Page of Prospectus                          4
2.   Inside Front and Outside Back Cover Pages of Prospectus         5
3.   Summary Information and Risk Factors                            6
4.   Use of Proceeds                                                10
5.   Determination of Offering Price                                10
6.   Selling Security Holders                                       10
7.   Plan of Distribution                                           13
8.   Legal Proceedings                                              14
9.   Directors, Executive Officers, Promoters and Control Persons   14
10.  Security Ownership of Certain Beneficial Owners and Management 15
11.  Description of Securities                                      16
12.  Interest of Named Experts and Counsel                          16
13.  Description of Business                                        16
14.  Management's Discussion and Analysis or Plan of Operation      20
15.  Description of Property                                        23
16.  Certain Relationships and Related Transactions                 23
17.  Market for Common Equity and Related Stockholder Matters       23
18.  Executive Compensation                                         24
19.  Financial Statements                                           25
20 Changes in and disagreements of Accountants on accounting 44 or financial disclosure
Part II - Information not required in Prospectus
1    Indemnification of Directors & Officers                        44
2    Other Expenses of Issuance and Distribution                    44
3    Recent sales of unregistered securities                        44
4    Exhibits                                                       46
5    Undertakings                                                   46
6    Signatures                                                     48

PROSPECTUS
                        TOUPS TECHNOLOGY LICENSING, INC.

                        4,425,838 SHARES OF COMMON STOCK

                   OFFERED BY CERTAIN SELLING SECURITY HOLDERS
                       ----------------------------------

     This Prospectus relates to the sale of 4,425,838 shares of common stock, $.001 par value (the "Common Stock"), of Toups Technology Licensing, Inc., (the "Company"), all of which are offered by the holders thereof identified as "Selling Security Holders" in this Prospectus. See "SELLING SECURITY HOLDERS."

     The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Security Holders. Sales of shares of Common Stock may be made from time to time (in transactions which may include block transactions) by or for the account of the Selling Security Holders in the over-the-counter market or in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices. The Company has informed the Selling Security Holders that the anti-manipulative rules under the Securities Exchange Act of 1934, Regulation M, may apply to their sales and has furnished each of the Selling Stockholders with a copy of these Rules. The Company has also informed the Selling Security Holders of the need for delivery of copies of this Prospectus. See "SELLING SECURITY HOLDERS" and "PLAN OF DISTRIBUTION."
                            ------------------------
              THE SECURITIES OFFERED INVOLVE A HIGH DEGREE OR FISK.
                               SEE "RISK FACTORS"

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. ALL OF THE 4,425,838 COMMON SHARES REGISTERED HEREIN ARE BEING OFFERED BY SELLING SECURITY HOLDERS. THE COMPANY WILL NOT RECEIVE ANY PROCEEDS FROM THE SALE OF SHARES BY THE SELLING SECURITY HOLDERS. SEE PAGE 6 RELATING TO THE RISKS INVOLVED IN THIS OFFERING.

                                                                PROCEEDS TO
                      PROPOSED     UNDERWRITING  PROCEEDS TO    THE SELLING
CLASS OF SECURITY  OFFERING PRICE   DISCOUNTS    THE COMPANY   SECURITY HOLDERS
----------------   --------------  ------------  -----------   ----------------
$.001 par value       $1.375(1)       $0(2)           $0         $6,085,527
Common Stock

     (1) Represents the anticipated sale price by the Selling Security Holders at $1.375 the closing bid price on October 30, 1998. There can be no assurances that the Selling Security Holders will be able to sell their shares of Common Stock at this price, or that a liquid market will exist for the Company's Common Stock.

     (2) Does not give effect to ordinary brokerage commissions or to the costs of sale that will be borne solely by the Selling Security Holders.





                               INSIDE FRONT COVER

Available Information

     The Company is subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended, and provides quarterly and annual reports to the Securities and Exchange Commission. The Company's annual report on Form 10-KSB contains audited financial statements. The reports and other information filed by the Company may be inspected and copied at the public reference facilities of the Securities and Exchange Commission (SEC) in Washington, D. C., and at some of its Regional Offices, and copies of such material can be obtained from the Public Reference Section of the SEC, Washington, DC20549 at prescribed rates. The Company is an electronic filer and the SEC maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically. The SEC Web site address is http://www.sec.gov.

     The Company will provide a report to stockholders, at least annually, which report will include audited financial statements of the Company.

Incorporation of Documents by Reference.

     All materials incorporated by reference throughout this Prospectus are available (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference) without charge from the Company to each person who receives a Prospectus, upon written or oral request of such person. Any request for such material should be directed to the Corporate Secretary, if in writing, to 7887 Bryan Diary Road, Suite 105, Largo, Florida 33777, or, if by phone, (813) 548-0918.

     The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(C) and 14 and 15(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). The following documents, which are on file with the SEC are incorporated in this Registration Statement by reference:

(a) The Registrant's Securities and Exchange Commission Forms 10-SB and 10-QSBs which contain, either directly or by incorporation by reference, audited financial statements of the Registrant's latest fiscal year for which such statements have been filed.

(b) The description of the Common Stock which are contained in registration statements filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

                               Prospectus Summary

     The following Summary is qualified in its entirety by other more detailed information throughout this Registration Statement. Statements in this document which are not purely historical facts, including statements regarding anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21.E of the Securities Exchange Act of 1934, as amended. All forward-looking statements within this document are based upon information available to the Company on the date of this Registration Statement. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including the timing and nature of independent test results; the nature of changes in laws and regulations that govern various aspects of the Company's business; the market acceptance of the Company's licensed technologies; retention and productivity of key employees; the availability of acquisition candidates and proprietary technologies at prices the Company believes to be fair market; the direction and success of competitors; management retention; and unanticipated market changes. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.

The Company

     Toups Technology Licensing, Inc., was incorporated in the state of Florida on July 28, 1997 ("Toups Technology" "TTL" the "Issuer" or the "Company"). The Company was formed to commercialize late-stage technologies primarily in the energy, environmental and natural resource market segments. TTL enters worldwide exclusive license agreements for developed technologies which are at the market-entry stage. The Company also makes acquisitions of existing companies which add to or compliment TTL's technology mix. The Company intends to pursue its business purpose through acquisition of existing companies; joint ventures; strategic alliances; sub-licenses; through the manufacture and sale of products and provision of services.

     The Company currently has worldwide exclusive license agreements for commercialization of technologies referred to as AquaFuel(TM), Balanced Oil Recovery System Lift(TM) (BORS(TM)); Smokeless, Scrap Tire Processing(TM) (SSTP(TM)); Tunnel Bat(TM). In April 1998, the Company acquired Advanced Micro
Welding, a seven-year old metal fabrication company specializing in high precision micro welding. During September, 1998, the Company acquired Brounley Engineering & Associates, Inc., a five year old engineering firm specializing in the design and manufacture of Radio Frequency (RF) and related circuits, particularly in the field of solid state power generation.

     The Company's principal executive offices are located at the Pinellas Science Technology and Research Center, 7887 Bryan Dairy Road, Suite 105, Largo, Florida 33777. The Company's voice telephone number is (813)-548-0918 and facsimile number is (813)-549-8138. The Company maintains a Web site at http//:toupstech.com which site provides links to each of the Company's technologies and to the Company's SEC Form 10-SB and Forms 10-QSB for the periods ending March 31 and June 30, 1998.


                                  THE OFFERING

Securities Being Offered:                This Prospectus relates to the sale of
                                         4,425,838  shares of  Common  Stock by
                                         the  holders  hereof,identified as
                                         "Selling Security Holders" in this
                                         Prospectus.See "SELLING SECURITY
                                         HOLDERS."

                                                 The  shares  of  Common   Stock
                                            offered  by  the  Selling   Security
                                            Holders may be offered for sale from
                                            time  to  time  by  the  holders  in
                                            regular   brokerage    transactions,
                                            either  directly or through  brokers
                                            or to dealers,  in private  sales or
                                            negotiated     transactions,      or
                                            otherwise, at prices related to then
                                            prevailing market prices.

                                                 The  Company  will not  receive
                                            any proceeds from the sale of shares
                                            of  Common   Stock  by  the  Selling
                                            Security  Holders.  All  expenses of
                                            the  registration of such securities
                                            are,  however,  being  borne  by the
                                            Company.

                                                 The Selling  Security  Holders,
                                            and not  the  Company,  will  pay or
                                            assume such brokerage commissions as
                                            may be incurred in the sale of their
                                            securities.

                                                 The  Common  Stock is traded on
                                            the over-the-counter  market through
                                            the NASD OTC  Bulletin  Board  under
                                            the symbol "TOUP".  On September 30,
                                            1998,  the  closing  bid  price  was
                                            $1.875.

Total number of shares of
Common Stock
outstanding                                 18,275,078

Total number of shares of
Common Stock being
Offered by Selling
Security Holders                            4,425,838

Risk Factors                               The Common Stock offered hereby
                                           involves a high degree of risk and
                                           prospective  investors  should
                                           consider  carefully the factors
                                           specified under "Risk Factors" before
                                           electing to invest. See "RISK
                                           FACTORS."

Trading Symbol                              Common Stock "TOUP"

                                  RISK FACTORS

     The securities offered hereby involve a high degree of risk and each prospective investor should consider certain risks and speculative features inherent in and affecting the business of the Company before purchasing any of the securities offered hereby. In considering the following risk and speculative factors, a prospective purchaser should realize that there is a substantial risk of losing his entire investment. Among these speculative factors which management considers pose the greatest risk to prospective investors include the following.

Risks relating to the Offering

Limited, early-stage public trading market for the Company's Common Shares. The Company's Shares have recently started trading through the NASD OTC Electronic Bulletin Board under the symbol TOUP. Accordingly, there can be no assurance that a trading market will continue. Each purchaser should view their investment in these securities for long-range investment purposes only and not with a view to resell or otherwise dispose of their shares in the near future. If and when a registration statement becomes effective relating to the Shares sold herein, purchasers who desire to liquidate their shares may have difficulty selling them considering the early stage nature of the Company's public market, should any such market develop. Accordingly, shares should only be purchased as a long-term investment.

Shares Eligible for Future Sale May Adversely Affect the Market. Should the Company be successful in the registration of the Shares described herein, such an event may have a depressive effect on the then trading price of the Company's common shares. Further, the Company's business purpose is the licensing of rights relating to patents or otherwise protected devices and processes in part with the Company's Common Shares that, upon issuance, would be unregistered securities and, in the future, may be sold upon compliance with Rule 144, adopted under the Act of 1933. Further, in SEC Release No. 33-7390 Revision of Holding Period Requirements in Rules 144 and 145 the SEC amended the holding period contained in Rule 144 to permit the resale of limited amounts of restricted securities by qualified persons after a one-year, rather than a two-year, holding period. Also, the amendments permit unlimited resales of restricted securities held by non-affiliates of the Company after a holding period of two years, rather than three years. In the future, the Company intends to enter into licensing and other agreement(s) which may provide for an exchange of the Company's Common Shares. Accordingly, there is the possibility that sales of Common Shares issued in such a manner may, in the future, have a depressive effect on the price of the Company's Common Stock in any market which may develop.

Risks relating to Toups Technology

Recent Organization. The Company was organized during July 1997 and has no meaningful revenues to date and should be considered as still in the development and promotional stage. The Company's initial success is predicated on the success of AquaFuel, BORS Lift, AMW Metal Fabricators, , Tunnel Bat and SSTP, in the manner set forth throughout this Prospectus. The Company has not relied upon anything other than the opinion of management in developing the business plan for AquaFuel, BORS Lift, AMW Metal Fabricators, Tunnel Bat and SSTP. The Company is, therefore, subject to all the risks inherent in any start-up venture, many of which are beyond the control of management.

Concentration of Stock Ownership. Upon completion of this Offering, the present directors and officers will beneficially own approximately 50.5% of the outstanding Common Stock. As a result, current management will be substantially able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions.

Risks relating to the Company's proposed operations

Reliance on Future Licensing Agreements. The Company's long-term growth strategy envisions licensing a continual flow of products, processes or devices which are derived from patents or other similarly protected intellectual properties. Accordingly, once a particular patent-use is determined, the Company must negotiate a License Agreement on terms and under conditions which are favorable to profitable operations. In the course of such activities, a number of factors can contribute to a lack of success, including a lack of availability of patents, inability of management to successfully negotiate a favorable license or, if negotiated, an inability to profitably deliver the intended device or process to the market. Further, until such time as the Company obtains sufficient assets to offset any potential loss, the failure of any one of the Company's technologies could result in an inability to continue as a going concern. Toups Technology business strategy is equivalent to a continual cycle of operating start-up or development stage entities with all the risks inherent to any start-up or development stage entity. Accordingly, there can be no assurance that the Company can initially accomplish its business objectives or, if accomplished, that the Company can continue profitable operations.

Competition and No formal feasibility or marketing studies. Numerous firms, also located in South Florida as well as throughout the United States, compete or will compete vigorously with the Company for the licensing of patented or other intellectually protected processes and devices. The Company will be at a competitive disadvantage in the pursuit of possible target licensing agreements because of the inexperience of the Company. No independent feasibility or marketing studies have been performed to determine the demand for the Company's services. Accordingly, there can be no assurance that any market exists or will develop for the Company's services or, if any market does develop, there can be no assurance that the Company can successfully complete its business purpose.

Vulnerability  to  fluctuation  in  economy.   Demand  for  technologies  to  be
commercialized by the Company is dependent upon, among other things, general economic conditions which are historically cyclical in nature.
Prolonged recessionary periods may be damaging to the Company.

No assurance of commercial success. Even if the Company is successful in conducting its affairs in the manner described herein as it relates to AquaFuel, BORS Lift, AMW Metal Fabricators, , Tunnel Bat and SSTP, market acceptance and the ability to expand market penetration of these products and related services is driven by the demand for such products or services. As such, there can be no assurance that the AquaFuel, BORS Lift, AMW Metal Fabricators, , Tunnel Bat and SSTP product/service line will either achieve initial market acceptance or, if achieved, will maintain sufficient market share to conduct profitable operations.

                                 Use of Proceeds

     The Company will not realize any proceeds from the sale of shares of Common Stock by the Selling Security Holders. See "SELLING SECURITY HOLDERS."

                         Determination of Offering Price

     The offering price of the securities described herein was calculated pursuant to Rule 457(c) of the Act and was not computed based on the assets, historical operating performance or other conventional means and should not be construed to indicate any relationship thereto. In establishing the offering price, the Company relied on the closing "bid" price as reflected in the over-the-counter (OTC) marketplace. On June 16, 1998, the Company's Common Shares were cleared for trading through the OTC under the symbol TOUP. Since that date, the Company's Common Shares have traded at prices ranging from $2-$3. On October 30, 1998, the closing "bid" price of the Company's securities was $1.375.

                            Selling Security Holders

     The shares of Common Stock of the Company offered by this Prospectus are being sold for the account of the Selling Security Holders identified in the table indicated below (the "Selling Security Holders"). The Selling Security Holders are offering for sale an aggregate of 4,425,838 shares of the Company's Common Stock.

     The following table sets forth the number of Shares being held of record or beneficially (to the extent known by the Company) by such Selling Security Holders and provides (by footnote reference) any material relationship between the Company and such Selling Security Holders, all of which is based upon information currently available to the Company.

                                                         Number of
                   Number of               Shares of     Number of
                   Shares of   Percentage Common Stock   Shares of   Percentage
                 Common Stock   Before   to be Sold in  Common Stock     After
Name           Before Offering Offering    Offering    After Offering  Offering

George T. Fritze    23,505       .142        21,505      2,000       .012
Steven Kurland ....  7,600       .046         7,600          0          0
Kenneth Roden .....  5,747       .034         5,747          0          0
Leslie Reagin ..   366,425      2.22        178,162    188,263       1.14
Michael Scrogham .  10,215       .061        10,215          0          0
Richard L. Wilson . 10,000       .060        10,000          0          0
Paul Kurland ....    7,600       .046         7,600          0          0
Giorgia Aristo       7,369       .044         7,369          0          0
Dennis Walters       1,000       .006         1,000          0          0
Richard Rausch, Jr.  2,000       .012         2,000          0          0
Jimmy Yarter         1,000       .006         1,000          0          0
Carolyn Brisson     10,700       .064         6,200      4,500         .027
Susan R. Johnson     3,448       .020         3,448          0          0
Elliott Smith        8,561       .051         6,561      2,000       .012
Larry and Sharon Rice 4,000      .024         4,000          0          0
Helmut Ziehe         1,305       .007         1,305          0          0
Nicholas Sears      45,000       .272        45,000          0          0
H. Melvyn Streets    1,124       .006         1,124          0          0
Art Barker Jr.       4,719       .028         3,226      1,493       .009
Lawrence Boisvert    6,876       .041         5,376      1,500       .009
Robert J. Puccinelli 1,075       .006         1,075          0          0
Thomas O'Bryant      7,000       .042         5,000      2,000       .012
Cynthia E. Walker      600       .003           600          0          0
Lee Stutzman         1,042       .005         1,042          0          0
L&G Resources, Inc.  5,000       .030         5,000          0          0
Gregory O'Donnell    3,000       .018         3,000          0          0
Humphrey Associates. 2,000       .012         2,000          0          0
Paul A. DeMasi       2,500       .015         2,500          0          0
Joseph Orzechowski   1,200       .007         1,200          0          0
Fran L. Houston        200       .001           200          0          0
Marcelo A. Zapatero  1,000       .005         1,000          0          0
Gerardo Gallejas     1,000       .005         1,000          0          0
Xiomara Harris         400       .001           400          0          0
Sara Zimmerman         100       .001           100          0          0
James D. Belson     30,000       .181        30,000          0          0
John D. Belson, Jr. 10,000       .060        10,000          0          0
Joshua D. Belson     5,240       .031         5,240          0          0
Royce Chadwick       7,500       .045         7,500          0          0
Finley Development 311,008      1.88         12,500    298,508       1.80
Mark Clifton         5,000       .030         5,000          0          0
CCE, Inc.            5,000       .030         5,000          0          0
Mahar Grantor Trust  5,000       .030         5,000          0          0
Rebecca Potter      13,000       .078        11,500      1,500       .009
Elizabeth A. Lindfors 77,500     .469        37,500     40,000       .242
Johnny Jackson        1,076      .006         1,076          0         0
James Devine         63,000      .381         3,000     60,000        .363
Katherine Knott      30,000      .121        30,000          0           0
Robert J. O'Keefe     1,090      .006         1,090          0           0
Charles Schwender     1,000      .006         1,000          0           0
Steven Heckler        2,000      .012         2,000          0           0
Edward Heckler        1,500      .009         1,500          0           0
Dennis Walters        1,000      .006         1,000          0           0
Charles Gibson        1,000      .006         1,000          0           0
John S. Brown         1,076      .006         1,076          0           0
Burton Shryock        3,000      .018         3,000          0           0
Christopher  Shryock  3,000      .018         3,000          0           0
L. E. Carbaugh        1,000      .006         1,000          0           0
Lenwood Sapp, Sr.     2,500      .015         2,500          0           0
Jacob F. Yarter       1,050      .006         1,050          0           0
Gary  Eschenroeder   50,000      .303        50,000          0           0
Charles Poland       38,000      .230        38,000          0           0
Robert A. Lanier      2,500      .015         2,500          0           0
Steven Mathieson     12,000      .072        12,000          0           0
Irene Greenberg       1,000      .006         1,000          0           0
Larry Laurich        10,000      .060        10,000          0           0
Victoria Shaeffer    30,000      .121        30,000          0           0
Paul Myers, Jr.       1,000      .006         1,000          0           0
Stephen Benson        5,000      .030         5,000          0           0
Robert Bossard        2,000      .012         2,000          0           0
Robert Estrada        8,000      .045         8,000          0           0
Irving Solomon       10,000      .060        10,000          0           0
Winfred Wong        243,708      .204       243,708          0           0
Steve Ungar         316,180      .340       316,180          0           0
Aurora Zeal, Inc.    30,000      .121        30,000          0           0
Rhonda Bartolacci    50,000      .303        50,000          0           0
Rafael Sabag         25,000      .151        25,000          0           0
Mehdi Belhassan      10,000      .060        10,000          0           0
David E. Green        5,000      .030         5,000          0           0
Eric Littman(1)     225,000      1.36       200,000     25,000        .151
Leon H. Toups(2)  3,850,000     23.33       500,000   3,350,000        20.3
Mark C. Clancy(2) 2,250,000     13.64       500,000   1,750,000        10.6
Michael Toups(2)  2,250,000     13.64       500,000   1,750,000        10.6
Hadronic Press(3)    47,632       .288       47,632           0           0
Louisa Santilli(3)    5,000       .030        5,000           0           0
H2000, Intl, Ltd(3)  52,631       .319       52,631           0           0
David Richardson(4) 150,000       .909      150,000           0           0
Tim & Kim Rice(5)   550,000       3.33       50,000      500,000       3.03
Mack Greever(6)     280,000       1.69       50,000      230,000       1.39
Gerold Allen(6)     280,000       1.69       50,000      230,000       1.39
James Doulgeris     100,000        .606     100,000            0       .303
Gary Eschenroeder (7461,700       2.79       20,000      441,700       2.67
Richard Brounley (7)222,300       1.34       20,000      202,300       1.22
Chuck Herold(7)      45,000        .272      45,000            0          0
Robert Brounley (7)  85,500        .518      10,000       75,500        .457
Lynn M. Dort (7)     85,500        .518      10,000       75,500        .457
Hare & Company      250,000        1.35     250,000            0           0
William C. Morgan   100,000         .606    100,000            0           0
GFC Communications  100,000         .606    100,000            0           0
A. R. Hardy          70,000         .500     70,000            0           0
David Fries             500         .003        500            0           0
Douglas Palmer       30,000         .121     30,000            0           0
Michael J. O'Malley  40,000         .151     40,000            0           0
Richard Hornstrom    40,000         .151     40,000            0           0
Michael Reilley      20,000         .150     20,000            0           0
Andres or Sharon     80,000         .060     80,000            0           0
   Barcenas
Michelle Goldstein    2,600         .015        600        2,000        .012

Total            13,659,602        75.24%   4,425,838    9,233,764      56.21%

(1) Eric Littman has served as securities counsel to the issuer since inception, July 28, 1997.
(2) Messrs. Leon Toups, Mark Clancy and Michael Toups have served as the Company's Chairman and Chief Executive, Director and Vice President, Sales and Marketing and Director and Vice President, Finance, respectively, since inception July 28, 1997. All three individuals will be significantly restricted in their ability to sell their shares and must provide advance notice of any proposed transactions.
(3)  Shares  issued  in  fulfillment  of  the  Company's  Magnetion(TM)  License
     Agreement.
(4)  Shares issued in fulfillment of the Company's Tunnel Bat License Agreement
(5) Tim & Kim Rice serve as the Company's Manufacturing Chief and Purchasing Agent.
(6)  Shares issued in fulfillment of the Company's BORS License Agreement
(7) Shares issued in fulfillment of the Company's acquisition of Brounley Engineering & Associates

Plan of Distribution

     SELLING SECURITY HOLDERS

     The Selling Security Holders are offering shares of Common Stock for their own account and not for the account of the Company. The Company will not receive any proceeds from the sale of the shares of Common Stock by the Selling Security Holders.

     Each Selling Security Holder will, prior to any sales, agree (a) not to effect any offers or sales of the Common Stock in any manner other than as specified in this Prospectus, (b) to inform the Company of any sale of Common Stock at least one business day prior to such sale and (c) not to purchase or induce others to purchase Common Stock in violation of Regulation M under the Exchange Act.

     The shares of Common Stock may be sold from time to time to purchasers directly by any of the Selling Security Holders acting as principals for their own accounts in one or more transactions in the over-the-counter market or in negotiated transactions at market prices prevailing at the time of sale or at prices otherwise negotiated. Alternatively, the shares of Common Stock may be offered from time to time through agents, brokers, dealers or underwriters designated from time to time, and such agents, brokers, dealers or underwriters may receive compensation in the form of commissions or concessions from the Selling Security Holders or the purchasers of the Common Stock.

     Under the Exchange Act, and the regulations thereunder, any person engaged in a distribution of the shares of Common Stock of the Company offered by this Prospectus may not simultaneously engage in market making activities with respect to the Common Stock of the Company during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, each Selling Security Holder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of Common Stock by the Selling Security Holder. There are possible limitations upon trading activities and restrictions upon broker-dealers effecting transactions in certain securities which may also materially affect the value of, and an investor's ability to dispose of, the Company's securities.

     The Company will use its best efforts to file, during any period in which offers or sales are being made, one or more post-effective amendments to the Registration Statement, of which this Prospectus is a part, to describe any material information with respect to the plan of distribution not previously disclosed in this Prospectus or any material change to such information in this Prospectus.

Legal Proceedings

     The Company is not subject to any legal proceedings. The Company is unaware of any governmental authority that is contemplating any procedure to which the Company is a participant.

Directors, Executive Officers, Promoters and Control Persons.

     The following Directors and Executive Officers have served in their respective capacities since July 28, 1997 (date of inception). The Directors were re-elected for the current term at a Meeting of Shareholders conducted
January 5, 1998. None of the Directors hold similar positions in any other reporting company.

     Chairman of the Board of Directors,  President and Chief Executive Officer:
Leon H. Toups (59). Mr. Toups' past professional experiences include, from 1980 to present, that of President and Chairman of the Board of Directors of DMV, Inc., Clearwater, Florida. Prior thereto, from 1973 to 1980, Mr. Toups served as President and Chief Operating Officer, as a Member, of the Board of Directors and as a Member of the Executive Committee of Chromalloy American Corporation, St. Louis, Missouri, and as President of Chromalloy Natural Resources Company, Houma, Louisiana. Chromalloy American was an international conglomerate with sales of approximately $2.0 billion which employed 45,000 people world-wide and traded its capital stock on the New York Stock Exchange. Mr. Toups holds the following degrees: M.S. Aerospace Engineering, University of Florida; M.S. Mechanical Engineering, Georgia Tech; B.S. Mechanical Engineering, Georgia Tech. From 1968 to 1969, Mr. Toups attended M.I.T. on a NASA Hugh Dryden Fellowship.

     Director, Vice-President, Finance, Chief Financial Officer: Michael P. Toups (32). Mr. Toups' past professional experiences include, from 1996 to present: a Director and Vice-President, Finance for InterSource Health Care, Inc., Clearwater, Florida; 1992 through the present: Vice-President, Finance and Operations, DMV, Inc., Clearwater, Florida. Mr. Toups holds an MBA, University of Notre Dame with concentrations in finance and marketing and a BA degree in Business Administration from Texas Christian University.

     Director, Corporate Secretary and Vice President, Sales and Marketing: Mark Clancy (42). Mr. Clancy's past business experiences include: from 1993 to present: Compliance Officer, DMV, Inc., Largo, Florida; 1996 to present:
President, Total Kids, Incorporated, Tampa, Florida. Total Kids, Inc., is a service corporation which intends to engage in the operation of child-care centers. Prior thereto, Mr. Clancy served as General Sales Manager of WRCC FM Radio, Cape Coral, Florida, and as Sales Consultant to WIZD FM Radio, West Palm Beach, Florida. Mr. Clancy holds an AA from Hillsborough Community College, Tampa, Florida and currently attends the University of South Florida.

     The  Company's  Chief  Financial  Officer,  Vice  President,   Finance  and
Director, Michael Toups, is the son of the Company's President, Chief Executive Officer and Chairman of the Board of Directors, Leon H. Toups.

Security Ownership of Certain Beneficial Owners and Management.

     The  Company  has  18,275,078   shares  of  its  Common  Stock  issued  and
outstanding. The following table sets forth, as of Octobert 30, 1998, the beneficial ownership of the Company's Common Stock (i) by the only persons who are known by the Company to own beneficially more than 5% of the Company's Common Stock; (ii) by each director of the Company; and (iii) by all directors and officers as a group.

Beneficial ownership of the Company's Common Stock:

                            (1)                      (2)
                          Name and                Amount and
                         Address of                Nature of
                         Beneficial                Beneficial       (3)
Title of Class              Owner                     Owner   Percent of Class

Common                 Leon H. Toups               3,850,000        23.3%
                       418 Harbor View Lane
                       Largo, Florida 33770

Common                 Mark Clancy                 2,250,000        13.6%
                       4706 Barrett Court
                       Tampa, Florida 33617

Common                 Michael Toups                2,250,000       13.6%
                       400 Palm Drive
                       Largo, Florida 33770

Common                 Officers and Directors       8,350,000       50.5%
                         (three persons)

Common                 Jerry Kammerer               1,750,000       10.6%
                       1421 Water View Drive
                       Largo, Florida 33771

(1) Mr. L. Toups serves as the Company's President, Chief Executive Officer and Chairman of the Board of Directors. Mr. Clancy serves as a Director and as the Corporate Secretary and Vice President, Sales and Marketing. Mr. M. Toups serves as a Director and as the Company's Chief Financial Officer and Vice President, Finance.
(2) None of the named persons or Officer and Directors are holders of any options, warrants, right conversion privileges or similar items.
(3) The Company has not granted any options, warrants, rights conversion privileges or similar items. There are no provisions which allow for a change in control of the issuer beyond the annual election of Directors. The Company is unaware of any voting trusts or similar agreements among its Shareholders.

Description of Securities

     The Company is authorized to issue up to 50,000,000 shares of Common Stock, par value $.001 per share, and 10,000,000 shares of Preferred Stock, par value $1.00 per share. As of the date hereof, none of the Preferred Shares were outstanding and there were 18,275,078 Common Shares outstanding.

     At the conclusion of this Offering of the 18,275,078 Common Shares issued and outstanding, 11,742,414 Common Shares are unregistered securities, and, in the future, said unregistered shares may only be sold upon compliance with Rule 144, adopted under the Securities Act of 1933. In Securities and Exchange Commission (SEC) Release No. 33-7390, Revision of Holding Period Requirements in Rules 144 and 145, the SEC amended the holding period contained in Rule 144 to permit the resale of limited amounts of restricted securities by qualified persons after a one-year, rather than a two-year, holding period. Also, the amendments permit unlimited resales of restricted securities held by non-affiliates of the Company after a holding period of two years, rather than three years. There are no promoters, underwriters or persons or firms acting in any similar capacity associated with the Company.

     Holders of Common Shares are entitled to one vote per Common Share on all matters to be voted on by Shareholders. The Common Shares do not have cumulative voting rights. Holders of a majority of the Common Shares are also members of the Board of Directors. A majority vote is sufficient for most other actions requiring the vote or concurrence of Shareholders. The Company's Officers and Directors as a group (three persons) own directly approximately 50.5% of the Issuer's capital stock. As such, these individuals will be in a position to constitute a majority of the Shareholders at any vote of shareholders, including the election of Directors.

     All Shares are entitled to share equally in dividends when and if declared by the Board of Directors out of funds legally available therefor. It is anticipated that the Company will not pay cash dividends on its Shares in the foreseeable future. In the event of liquidation or dissolution of the Company, whether voluntary or involuntary, holders of the Shares are entitled to share equally in all assets of the Company legally available for distribution to Shareholders. The holders of Shares have no preemptive or other subscription rights to acquire authorized but unissued capital stock of the Company, and there are no conversion rights or redemption or sinking fund provisions with respect to such Shares. All of the outstanding Shares and those Shares issued in accordance with this offering will be fully paid and non- assessable.

Interest of Named Experts and Counsel

     No such interest.

Description of Business.

     Toups Technology Licensing, Incorporated, was incorporated in the state of Florida on July 28, 1997 ("Toups Technology", "TTL" or the "Company"). The
Company's business plan is to pursue the commercialization of late-stage technologies, primarily in the energy, environmental and natural resource market segments.

     TTL enters world-wide exclusive license agreements for developed technologies which are near or at the market-entry stage. The Company also makes acquisitions of existing companies which add to or compliment TTL's technology mix. TTL commercializes the developed technologies by combining a seasoned, entrepreneurial-minded infrastructure and state-of-the-art manufacturing facility with an inventor's unique on-the-job insight. The combination results in a turn-key process wherein emerging technologies can mature into marketable products or services and the Company's shareholders can participate in a multi-technology approach at the development/market introduction stage.

     The Company intends to pursue its business purpose through acquisition of existing companies; joint-ventures; strategic alliances; sub-licenses; providing services; and through the manufacture and sale of products. As of September 30, 1998, the Company has five technologies under license and has made two acquisitions. The Company has funded its activities exclusively through equity and has no debt except normal trade payables.

     The Company's management team is led by President, Chief Executive Officer and Chairman of the Board, Leon H. Toups. Mr. Toups' past associations include ten years serving as President and Chief Executive Officer of Chromalloy American. Prior to its sale and during the period of Mr. Toups' association, Chromalloy American was a 600 company international conglomerate serving six major market segments and employing approximately 45,000 persons world-wide, with revenues of approximately $2 billion.

     At the staff level, to support all technologies, the Company has an Engineering Coordinator, Vice-President, Sales and Marketing, Chief Financial Officer, Vice-President, Business Development and Purchasing Coordinator. At the line level, the Company typically engages the technology inventor as Project Manager. This structure preserves the single-minded, entrepreneurial spirit of each inventor while providing managerial support in matters relating to operations, sales and marketing, finance and business development.

Technology Summary

     The BORS(TM) Lift is an equipment designed to replace traditional oil patch pump jacks. The BORS(TM) Lift is a device developed in response to the current high cost/low production of stripper wells (oil wells that produce 10 barrels or less per day) which contribute to a flat-lining of the annual domestic oil production. The unit is comprised of hardware that is both positioned above ground and downhole, as well as a programmable logic controller.

     From February through September, 1998, the Company manufactured and installed eight BORS(TM) Lift pumps at well sites located in Texas and Oklahoma. The Company-sponsored field tests demonstrated that the BORS(TM) Lift device was able to increase production by approximately four-times, decrease electric costs from $3.50 per barrel to $0.035 per barrel, and was able to extract oil with an insignificant quantity of water, thereby eliminating a need for the process of separation.

     During August, 1998 the Company executed an agreement with Crude Petroleum Technologies for the purchase of 430 BORS(TM) Lift pumps during a 36 month period beginning with 50 BORS(TM) Lifts during 1998, 200 during 1999, and 180 during 2000. In addition, the Company has orders for an additional 27 BORS(TM) Lift pumps. The Company intends to continue the manufacture and assembly of the BORS(TM) device at its headquarters facility in Largo, Florida. TTL intends to continue the direct sale of the BORS device.

     Brounley Engineering & Associates ("Brounley") was formed to engage in the design and manufacture of RF (radio frequency) and related circuits, particularly in the field of solid state power generation. Brounley's integrated and modular design concepts competitively differentiate their product line of high powered RF generators in small packages. In 1993, Brounley added production facilities to build a new line of generators for Lasers and for the Plasma Etching & Sputtering industry. In addition to Integrated RF Generators, Brounley offers clients a full range of services from an original design to a final product, including: Transmitters: AM, FM, SSB, Switching, Pulsed; Filters; Switching Regulators, Modulators, Power Factor Correction; VSWR Characterization of Power Amplifiers and Protection; TTL Logic Control Circuits; Crystal, LC Oscillators and VCO's; Frequency Multipliers; Receiver Designs: HF, VHF, UHF, AM, FM, SSB, Pulsed.

     Brounley's unaudited financial statements for the period January 1, - August 31, 1998 reflect revenues of $816,000 and net before tax income of $154,900.

     AquaFuel(TM) is a non-fossil combustible gas produced by an electric discharge of carbon arcs within distilled, fresh, salt or other types of water, thus being essentially composed of Hydrogen, Oxygen, Carbon and their compounds. AquaFuel(TM) is competitive with respect to Hydrogen for cost, easiness and rapidity of production and energy content. AquaFuel(TM) is manufactured using off-the-shelf equipment and requires no fossil fuel in any form. The materials used in the AquaFuel(TM) manufacturing process include water, carbon and an electric arc.

     The Company recently completed its first certification report relating to AquaFuel(TM) and intends to publish the results of its second certification report prior to October 31, 1998. Once the second certification report is distributed, the Company will have completed all preliminary research necessary to begin meaningful commercialization of the various proposed AquaFuel(TM) products and services.

      The Company intends to commercialize its AquaFuel(TM) technology through joint-ventures, strategic alliances, and the direct sale of products and services. At present TTL has not entered into any agreements for the sale of its AquaFuel(TM) technology. TTL has entered into four agreements with persons and entities which have been engaged to market AquaFuel throughout the world.

     Advanced Micro Welding (AMW). On April 29, 1998, TTL acquired seven-year-old AMW and relocated AMW within TTL's 35,000 square-foot facilities in Largo, Florida. AMW brings in-house both a highly specialized manufacturing capability and also allows TTL to offer products and services in the marketplace of industrial/specialized welding and metal fabrication. The combination of AMW's equipment and expertise, combined with TTL's state-of-the-art facilities, engineers and draftsmen, equipment and operational experiences, result in an extensive range of services including:

     Custom Metal Fabricator - TTL's AMW can "build-to-print" products for a wide range of industrial and business needs. Machine Shop - AMW's shop is equipped to do prototype, custom work or production work. Precision micro welding - AMW's equipment and expertise also supports the tool and die, plastic injection molding and other industries with welding requiring filler wire sizes from .005 to .020 inch in diameter. Laser and Electron Beam Welders - AMW is one of the few Florida-based companies able to support assemblies that require detailed welding to specific tolerances, such as the electronic, medical, defense, aircraft and research and development industries.

     AMW is a, seven-year-old entity with a demonstrated marketing program. TTL's equipment and facilities allow AMW to now accept a substantially larger number of jobs and to provide significantly more advanced services.

     The SSTP(TM) technology was developed by inventor Jack Hansen to recover the oil, steel and carbon black that was utilized in the manufacture of tires. The process is self-contained, using scrap tires as the feed-source, fed in through the SSTP(TM) equipment as a means to reduce the tires to their basic elements.

     The SSTP(TM) technology differentiates from competition because there are no emissions and, therefore, no residue from combustion. The SSTP(TM) technology is further differentiated from competition in its modular design which allows for a tire "plant" to be a single unit, estimated to cost under $20,000 up through a full-scale, multi-unit plant. The final stage of the plant is the conversion of the gas and oil into electricity (or sold as feed stock). The SSTP(TM) equipment reclaims the original elements that went into making the tires, including oil, steel and carbon black, in near virgin form. The entire tire recycling process is a closed system. There are no emissions, which means there is no release of pollutants into the atmosphere.

     TTL intends to commercialize its SSTP(TM) technology through joint-ventures, strategic alliances, and the direct sale of products and services. To date, the Company has not entered into any agreements for the sale of its SSTP(TM) technology.

     The Tunnel Bat technology refers to a vehicle specifically designed to mobilize the removal of silt, debris, vegetation, soil, rock, and other types of blockage from inside a box culvert. Box culverts relate to sewer or drain running under a road or embankment. Invented by Dave Richardson in 1994, the Tunnel Bat vehicle represents a tested solution to the growing problem of removing blockage from box culverts.

     Prior to the invention of the Tunnel Bat, box culverts were manually cleaned by crawling into the box culvert with a small wagon and shovel, filling the wagon with blockage, crawling back out to empty the wagon and then repeating the process until the box culvert was cleaned. In addition to being a slow and difficult manual process, many box culverts are found to have snakes and other creatures living among the blockage material, making it possibly unsafe for personnel.

     The Tunnel Bat equipment is able to turn a slow, unpleasant job into a reliable, thorough professional approach to desilting box culverts. The equipment is fully mobilized, allowing for the maximum removal of blockage while providing a safe working environment. Toups Technology is unaware of any other product on the market that is designed to address the thousands of box culverts throughout the United States.

     Mr. Dave Richardson has been engaged by the Company as Tunnel Bat technology advisor. The Company intends to offer the Tunnel Bat vehicle directly as a service and to market the vehicles throughout the United States.

Management's Discussion and Analysis or Plan of Operation.

Three Months Ended June 30, 1998, Compared to Three Months Ended June 30, 1997:

     For the three months ended June 30, 1998, the Company reported revenues from operations of $109,143, a 73% increase over 1997 second quarter revenues of $62,971. Second quarter revenues for both periods were generated by the Company's wholly-owned subsidiary, Advanced Micro Welding, Inc. ("AMW"). TTL acquired AMW on April 29, 1998, in a business combination, accounted for as a pooling of interest. AMW, a company specializing in micro-welding and custom metal fabrication, grew through an increased emphasis on its metal fabrication business. AMW gives TTL production capacity and expertise in micro-welding, metal fabrication, and machining which provides infrastructure and complements the Company's emphasis on developing market applications for its technologies.

     Cost of goods sold in the second quarter of 1998 was $65,018 or 60% of revenues, which compared to the same percentage of revenues for the second quarter of 1997. The cost of goods sold for both periods relate only to AMW.

     The Company's selling and administrative expenses of $549,580 were comprised of salaries, consulting fees, and other operating costs in the second quarter of 1998, up from $51,149 during the second quarter of 1997. This 974% increase in operating expenses was primarily the result of increased personnel expenses incurred by the Company in building its infrastructure, assembling a team of engineers, scientists and other professionals, and preparing its technologies for market applications. Selling and administration expenses for the 1997 period relate only to AMW. TTL had no operations during the second quarter of 1997. During the second quarter of 1998, the Company completed an initial independent testing for AquaFuel, developed applications for Flow Control Valves, field-tested BORS lift units, licensed and developed applications for its Smokeless Scrap-Tire Process, technology, and executed a world-wide exclusive license for the Tunnel-Bat.

     As a result of these activities, the Company had a 1998 second quarter operating loss of $503,960, an increase from an operating loss of $25,691 for the same period of 1997. Interest income during the second quarter period was generated from excess cash balances, resulting from the Company's private common stock offering in 1998.

     As of June 30, 1998, the Company had purchase orders for 29 BORS Lift Pumps, with $6,000 on deposit towards a purchase price of $207,194. The Company had inventory on hand in the amount of $69,388 related to these orders in various stages of production. Subsequently, the Company signed a Letter of Intent with open purchase orders for an additional 430 BORS units, with a minimum purchase of 50 units in 1998, 200 during 1999, and 180 during 2000. The Company is currently working on its first order against this purchase order for five units, with $12,500 on deposit towards a purchase price of $40,300. The Company does not recognize a sale until the unit is shipped.

     The Company has entered into Letters of Intent or is negotiating for licensing fee arrangements for its other technologies, including AquaFuel, Flow Control Valves, SSTP, and Tunnel-Bats. (See Footnotes to Financial Statements: 8
- Other Significant Events, and 9 - Subsequent Events). The Company expects to generate revenues from these activities in the third quarter of 1998.

Six Months Ended June 30, 1998, Compared to Six Months Ended June 30, 1997:

     For the six months ended June 30, 1998, the Company reported revenues from operations of $274,040, a 143% increase over 1997 six month revenues of $112,581. Revenues for both six-month periods were generated by the Company's wholly-owned subsidiary, AMW.

     Cost of goods sold for the first six months of 1998 was $137,139, or 50% of revenues, compared to $61,358, or 55% of revenues, for the six-month period in 1997. The decrease in the cost of goods sold as a percentage of revenues in 1998 was the result of larger, more efficient production runs for jobs in the first quarter of 1998.
The cost of goods sold figures for both periods relate only to AMW.

     The Company's selling and administrative expenses of $795,829 were comprised of salaries, consulting fees and other operating costs in the second quarter of 1998, up from $94,928 during the second quarter of 1997. This 738% increase in operating expenses was primarily the result of increased personnel expenses incurred by the Company in building its infrastructure, assembling a team of engineers, scientists, and other professionals, and preparing its technologies for market applications. Selling and administration expenses for the 1997 period relate only to AMW. TTL had no operations for the first six months of 1997.

     As a result of these activities, the Company had a 1998 six-month operating loss of $658,928, an increase from an operating loss of $43,705 for the same period of 1997. Interest income during the six- month period was generated from excess cash balances, resulting from the Company's private common stock offering in 1998.

Liquidity and Capital Resources

     Net cash used by operating activities (of $763,592) related primarily to the Company's operating loss. The Company, however, had a net working capital surplus of $409,768, an increase of $338,051from December 31, 1997. The increase in working capital was principally the result of an increase in financing activities through the issuance of $1 million in common stock through a private equity offering.

     As of June 30,1998, the Company has no bank financing or other debt obligations outstanding other than trade payables, accrued expenses, and capitalized lease obligations due from the normal course of business.

     Through the acquisition of AMW and the utilization of capital equipment available under its facility lease, the Company has significant production capabilities available without the requirement for large capital expenditures. This equipment remains from the facility's former tenant, Lockheed Martin, and includes computers, milling equipment and lathes, shelving and storage units, electron beam welders, laser welders, and other production machinery. This equipment, combined with AMW's resources, will allow TTL to fully utilize its development and production capabilities during the second half of 1998.

     In June 1998, the Company was approved for a $50,000 grant from the US Department of Energy, administered by the Technology Deployment Center, for the development of market applications of its Flow Control Valves. The Company has also commenced on a second private equity offering. The proceeds of the sale of this equity offering will be available for future acquisitions, working capital, and general corporate purposes.

     The Company believes that its existing cash, together with projected cash flows from operations and the availability of future equity offerings, will be sufficient to meet the Company's cash requirements for at least the next twelve months.

     Management is unaware of any known trends, events or uncertainties that have or are reasonably likely to have a material impact on the small business issuer's short-term or long-term liquidity, net sales or revenues or income from continuing operations which are not disclosed in this Prospectus.

Description of Property

     The Company's headquarters and manufacturing facility occupies approximately 50,000 (fifty-thousand) square-feet within the 96-acre Pinellas Science Technology and Research Center ("STAR Center") located at 7887 Bryan Diary Road, Largo, Florida.

     Formerly used by Lockheed Martin Specialty Components, Inc. as a provider for the Department of Energy ("DOE"), the STAR Center has been converted into a technology incubator for engineering firms and specialty manufacturers. The STAR Center is a 739,873 square-foot complex, comprised of 17 separate buildings; a 150,000 square-foot, 16-foot high bay manufacturing area, and approximately 100 separate areas, including laboratories, production space and offices. The STAR Center contains world class analytical laboratory facilities for chemical, metallurgical, ceramic, polymer and environmental analysis ... distributed computer networks throughout the facility and full manufacturing machine shop capability, including several CNC lathes, 4-axis machine centers, automatic CNC screw machines and wire EDM facilities.

     The Company does not invest in real estate or real estate mortgages, nor does the Company invest in the securities of or interests in persons primarily engaged in real estate activities.

Certain Relationships and Related Transactions

     Mr. Michael Toups, who serves as the Company's Chief Financial Officer and as a Director, is the son of the Company's President and Chairman of the Board, Leon H. Toups.

Market for Common Equity and Related Stockholder Matters

     Since June 16, 1998, the Company shares have been traded through the over-the-counter market through the NASD OTC Electronic Bulletin Board ("OTCBB") marketplace under the symbol TOUP. Since that date, the Company's shares have traded between $2-$3. However, there can be no assurance that the Company's shares will continue to trade within this range given the effect of the shares being registered hereby. Quotations on the OTCBB reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

     As of the date of this Prospectus, none of the Company's securities are eligible for sale pursuant to Rule 144.

     As  of  April  29,  1998,   the  Company  has  been  listed  under  Company
Descriptions in Standard and Poor's Corporation Records, Page 8153. As of September 30, 1998, Company had 283 Shareholders of Record.

     Holders of the Company's Common Stock are entitled to dividends when, as and if declared by the Board of Directors, out of funds legally available therefor. The Company does not anticipate the declaration or payment of any dividends in the foreseeable future.

     The Company intends to retain earnings, if any, to finance the development and expansion of its business. Future dividend policy will be subject to the discretion of the Board of Directors and will be contingent upon future earnings, if any, the Company's financial condition, capital requirements, general business conditions and other factors. Therefore, there can be no assurance that any dividends of any kind will ever be paid.

     The Company's registrar and transfer agent is Continental Stock Transfer &Trust Company.

Executive Compensation

     The following table depicts all-plan and non-plan compensation awarded to, earned by or paid to the named executive officer of the Company for the period indicated:
                                          Annual         Long Term
                                       Compensation     Compensation
        (a)                   (b)      (c)       (d)       (e)
                                                        Restricted
                                                          Stock       Total
Name and Principal                   Salary     Bonus    award(s)  Compensation
Position                    Year      ($)        ($)       ($)         ($)

Leon H. Toups               1997     $2,000      $0      $3,200      $5,200
President
Chief Executive Officer

Mark Clancy                 1997     $2,000      $0      $1,600      $3,600
Corporate Secretary
Vice President, Sales
& Marketing

Michael Toups                1997    $2,000       $0    $1,600       $3,600
Vice President, Finance

(a) All named executive Officers have served in their respective capacities since formation of the Company during July 1997.
(b) The Company was incorporated during July 1997.
(c) Any increase in Officer compensation would be predicated on prevailing industry standards and the existing financial situation of the Company. The Board of Directors may authorize an increase in the compensation of the Company's executive officers without a vote of Shareholders.
(d) The Company did not make any bonus cash payments to its executive officers since inception. However, the Company may, in the future, develop programs which may include bonus payments.
(e) Each Officer received his shares upon incorporation, at par value, in lieu of cash compensation. During the course of 1998, the Company has issued 650,000 unregistered common shares to each of its Officers.

     The Company does not compensate its Directors for their participation. The Company does not provide for agreements with any of its executive officers. However, the Company may, in the future, need to compete for the services of its executive officers, at which time, the Board of Directors may adopt and require its executive officers to execute employment agreements.

Financial Statements

     The following are the unaudited Pro Forma Consolidated financial statements for the six moth period ended June 30, 1998 which give effect to the acquisition of Brounley which was effective September 30, 1998.

     Pro Forma Consolidated Balance Sheet
     Pro Forma Consolidated Statement of Operations

     The following are the unaudited financial statements of Toups Technology Licensing, Inc., for the six-month period ended June 30, 1998 (unaudited) and for the six-month period ended June 30, 1997 (unaudited)

Statement of Operations
Balance Sheet
Statement of Changes in Stockholders' Equity
Statement of Cash Flows
Notes to unaudited Financial Statements

     The following is the Auditor's Report and accompanying audited balance sheets of Toups Technology Licensing, Inc. (A Development Stage Company) as of December 31, 1997, and January 31, 1998, and the related statements of operations, stockholders' equity and cash flows for the period from July 28, 1997 (Date of Inception) through December 31, 1997, for the month ended January 31, 1998, and for the period from July 28, 1997 (Date of Inception) through January 31, 1998:

Auditor's Report
Balance Sheets
Statements of Operations
Statement of Stockholders' Equity
Statements of Cash Flows
Notes to Financial Statements

                        Toups Technology Licensing, Inc.

                             PRO FORMA BALANCE SHEET
                            June 30, 1998 (Unaudited)

                                   (Unaudited)
                                     June 30
                                      1998

Assets:
   Cash                                             $  297,193
   Accounts Receivable, net of allowance
     for doubtful accounts of $5,000                   231,582
   Notes Receivable                                     32,000
   Inventory, at cost                                  264,151
   Prepaid expenses-other                                4,307
   Prepaid royalty expenses                             71,000
   Deferred charges                                          -
   Property and equipment, net of
     accumulated depreciation of $87,840                258,056
                                                  -----------------

         Total Assets                                $  1,158,288
                                                  =================

Liabilities:
   Accounts Payable and accrued liabilities                192,635
   Deposits                                                 14,250
   Notes Payable                                            84,320
   Capital Lease Obligation                                188,473
                                                     -----------------

         Total Liabilities                             $    479,679
                                                     -----------------

Stockholders' equity:

   Common Stock                                              12,077
   Additional paid-in capital                             1,152,225
   Retained Earnings                                       (40,423)
   Deficit accumulated during development stage           (445,270)
                                                     -----------------

         Total Stockholders' equity                      $   678,609
                                                     -----------------

         Total liabilities and stockholders' equity      $  1,158,288
                                                     =================





              Pro Forma Consolidated Unaudited Financial Statement



                        Toups Technology Licensing, Inc.
               PRO FORMA STATEMENT OF OPERATIONS For the six-month
                     period ended June 30, 1998 (Unaudited)

                                   (Unaudited)
                                    Six-month
                                  Period ended
                                    June 30,
                                      1998

Sales                                               $   869,427

Cost of Goods Sold                                      527,015

Gross Profit                                            342,412

Expenses:
Salaries                                                 293,626
Consulting fees                                          158,143
Other operating costs                                    444,358
                                                    ------------------

Total expenses                                           896,127

Net Operating Loss                                      (553,715)

Other Income:
Interest Income                                            2,937

Net loss                                              $ (550,778)
                                                   ==================

Weighted average number of
shares outstanding                                     16,495,454

Net loss per share                                     $   0.0334
                                                   ==================




              Pro Forma Consolidated Unaudited Financial Statement

                         Toups Technology Licensing, Inc

                            STATEMENTS OF OPERATIONS
                  for the six-month period ended June 30, 1998
               (Unaudited) and for the six-month period ended June
                              30, 1997 (Unaudited)


                                                  (Unaudited)        (Unaudited)
                                                  Six-Month          Six-Month
                                                Period ended       Period  ended
                                                   June 30,           June 30
                                                    1998               1997
                                            ------------------      -----------

Sales ..................................       $    274,040        $    112,581

Cost of Goods Sold .....................            137,139              61,358
                                               ------------        ------------

Gross Profit ...........................            136,901              51,223
                                               ------------        ------------

Expenses:
Salaries ...............................            256,700              36,574
Consulting fees ........................            158,143               1,569
Other operating costs ..................            380,986              56,785
                                               ------------        ------------

Total expenses .........................            795,829              94,928
                                               ------------        ------------

Net Operating Loss .....................           (658,928)            (43,705)
                                               ------------        ------------

Other Income:
Interest Income ........................              2,937                --
                                               ------------        ------------

Net Loss ...............................       $   (655,991)       $    (43,705)
                                               ============        ============

Weighted average number of
shares outstanding .....................         11,077,232           8,881,751

Net loss per share .....................       $    (0.0592)       $    (0.0049)
                                               ============        ============

                        See Notes to Financial Statements

                        Toups Technology Licensing, Inc.

                                 BALANCE SHEETS
           June 30, 1998 (Unaudited) and December 31, 1997 (Restated)

                                                                     (Unaudited)
                                                                      Restated
                                                       Unaudited      (Note 5)
                                                        June 30,       June 30
                                                         1998           1997
                                                         ----           -----
Assets:
Cash .........................................     $   277,454      $    74,636
Accounts Receivable, net of
Allowance for doubtful accounts of $5,000 ....          64,960           27,147
Notes Receivables ............................          32,000             --
Inventory at cost ............................          85,785             --
Prepaid expenses-other .......................           3,457             --
Prepaid royalty expenses .....................          71,000           11,000
Deferred charges .............................            --              5,075
Property and equipment, net of
Accumulated depreciation of $56,885 ..........         240,592           21,117
                                                   -----------      -----------

Total Assets .................................     $   775,248      $   138,975
                                                   ===========      ===========

Liabilities: .................................         118,888           46,141
Deposits .....................................           6,000             --
Capital lease obligations ....................         188,473             --
                                                   -----------      -----------

Total liabilities ............................     $   313,361      $    46,141
                                                   -----------      -----------

Stockholders' equity

Common stock .................................          11,077            9,010
Additional paid-in capital ...................       1,147,224          148,547
Retained Earnings ............................         (40,423)         (71,137)
Deficit accumulated during
development stage ............................        (655,991)           8,414
                                                   -----------      -----------

Total stockholders' equity ...................     $   461,887      $    92,834
                                                   -----------      -----------

Total liabilities and
stockholders' equity .........................     $   775,248      $   138,975
                                                   ===========      ===========

                        See Notes to Financial Statements

                        Toups Technology Licensing, Inc.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                  For the six-month period ended June 30, 1998
                (Unaudited) and for the period from July 28, 1997
                               (Date of Inception)
                            through December 31, 1997



                                                             Deficit
                                                           Accumulated
                            Common Additional During
                                Number     Stock   Paid-In  Development
                              of shares   (At Par) Capital    Stage      Total
                              --------    -------  -------   --------   -------
Issuance of common
stock from inception .....    8,250,000   $8,250   $  --     $  --      $ 8,250

Stock Issued for:
Services .................      100,000      100      --        --          100
Cash .....................      160,000      160  99,840        --      100,000
Rent .....................      120,000      120      --        --          129

Deficit accumulated during
development stage through
December 31, 1997 ........         --         --       --   (40,413     (40,413)
                             ----------     ----- -------   -------    ---------

Balance:
December 31, 1997 ........    8,630,000     8,630  99,840   (40,413)     68,057

Stocks issued for:
Cash .....................    1,661,232     1,661 997,791       --      999,452
Services .................      286,000       286      --       --          286
Acquisition of AMW
(Note 5) .................      500,000       500  49,593       --       50,093

Deficit accumulated during
development stage-
January 1, 1998 through
June 30, 1998 ............         --           --     --   (655,991)  (655,991)
                             ----------      ------ -----   ---------   --------

Balance:
June 30, 1998 ............   11,077,232   $11,077 $1,147,224 $(696,414) $461,887
                             ==========   ======= ========== =========  ========


                        See Notes to Financial Statements





                        Toups Technology Licensing, Inc.
                            STATEMENTS OF CASH FLOWS
                  for the six-month period ended June 30, 1998
               (Unaudited) and for the six-month period ended June
                              30, 1997 (Unaudited)

                                                   (Unaudited)     (Unaudited)
                                                    Six-month       Six-month
                                                  Period ended     Period ended
                                                    June 30,          June 30
                                                      1998             1997
                                                      ----            ----
Cash flows from operating activities:
Net loss ....................................   $  (655,991)   $   (43,705)
Add (deduct) items not affecting cash:
Depreciation ................................        16,574              0
Amortization ................................           623              0
Cash provided (used) due to changes in
 assets and liabilities
   (increase) in inventory ..................       (85,785)             0
   (Increase) decrease in accounts receivable       (64,960)         1,205
   (Increase) in notes receivable ...........       (32,000)             0
   (Increase) in prepaid royalty expense ....       (60,000)             0
   (Increase) in prepaid expenses ...........        (3,457)             0
   (Increase) decrease in deferred charges ..         5,075              0
   Increase (decrease) accounts payable .....       110,329         15,107
   Increase (decrease) in deposits ..........         6,000              0
                                                -----------    -----------
Net cash used by operating activities .......      (763,592)       (27,393)
                                                -----------    -----------

Cash flows from investing activities:
Acquisition of equipment ....................       (45,551)             0
                                                -----------    -----------
Net cash used by investing activities .......       (45,551)             0
                                                -----------    -----------
Cash flows from financing activities:
Proceeds from sale of capital stock .........     1,029,870              0
Distribution to owners ......................        (7,593)             0
Principal payments on
 capital lease obligations ..................       (10,316)             0
                                                -----------    -----------

Net cash provided by financing activities ...     1,011,961              0
                                                -----------    -----------
Net increase in cash ........................       202,818        (27,393)
                                                -----------    -----------
Cash, beginning of period ...................        74,636         30,674
                                                -----------    -----------
Cash, end of period .........................   $   227,454    $     3,281
                                                ===========    ===========
Supplemental Cash Flows Disclosures
Non-Cash items
Equipment acquired under capital lease ......   $   124,666    $         0
                                                ===========    ===========
Common stock issued for consulting
services and rent ...........................   $       286    $         0
                                                ===========    ===========

                        See Notes to Financial Statements



                        Toups Technology Licensing, Inc.

                          NOTES TO FINANCIAL STATEMENTS
                            June 30, 1998 (Unaudited)
                        and December 31, 1997 (Restated)


1.   Summary of Significant Accounting Policies

     (a) Company - Toups Technology Licensing, Incorporated (Company), a Florida Corporation, was formed on July 28, 1997, and activated its start-up operations on November 1, 1997, to facilitate market applications, through the licensing of late-stage technologies, primarily in the energy, environmental and natural resources market segments. The Company selects proprietary products or devices within market segments which management perceives are not subject to rapid change and can be delivered to the marketplace within a three- to six-month period. The Company is in the development stage of operations.

      (b) Receivables - The Company's trade receivables include amounts due from business predominantly in the Tampa Bay geographic area, but include customers throughout the Southeast United States. Management believes that receivables are stated at their net realizable values.

      (c) Notes Receivable - The Company's note receivable is a 60-day note with no stated interest.

      (d) Inventories - Inventories consist of work-in-process and parts held for manufacturing and are valued at cost, using the first-in, first-out method.

      (e) Property and Equipment - Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over their estimated useful lives. At June 30, 1998, property and equipment consisted of machinery and equipment.

      (f) Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      (g) Deposits - As of June 30, 1997, management has purchase orders and $6,000 in deposits for the sale of the first Balanced Oil Recovery System Lift Pumps. These pumps are expected to be installed in the third quarter of 1998 at a total sales price of $207,194. Inventory, in the amount of $69,388, relating to this equipment is recorded in the June 30, 1998, financial statements.

      (h) Income Taxes - Deferred income taxes are reported using the liability method. Deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are differences between the reported amount of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

      (i) Basis of Presentation - Six Months Ended June 30, 1998 - The unaudited interim financial statements for the six months ended June 30, 1998, included herein, have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission and, in the opinion of the Company, reflect all adjustments (consisting only of normal recurring adjustments) and disclosures which are necessary for a fair presentation. The results of operations for the six months ended June 30, 1998, are not necessarily indicative of the results of the full year.

2.   Capital Stock

      (a) Common. The Company is authorized to issue 20 million shares of common stock, with a par value of $0.001 (one, one-thousandth dollar) per share. As of June 30, 1998, there were 11,077,232 shares issued and outstanding. Of the 11,077,232 shares issued and outstanding, at June 30, 1998, 9,469,014 shares are restricted as to the sale to other parties, and 1,608,218 are unrestricted. Each share of common stock has one vote on all matters acted upon by the shareholders.

      (b) Preferred. The Company is authorized to issue 10,000,000 million shares of preferred stock, having a par value of $1 per share. There were no preferred shares issued or outstanding at June 30, 1998.

3.   Employment and Services Agreements-Stock Commitments

      (a) The Company entered into a series of one-year employment contracts. Within those contracts, 85,000 shares of stock were issued to certain employees. These shares have been recorded in the accompanying balance sheet. Additionally, there are incentive clauses in these contracts that allow up to another 270,000 shares of common stock to be issued to employees if certain goals are met. None of these shares are scheduled to be issued to officers, directors, or holders of more than 5% of the outstanding stock. The additional 270,000 shares have not been recorded in the accompanying financial statements.

      (b) On June 17, 1998, the Company entered a consulting agreement with Great Britain-based, Global Resource Management, Inc. ("Global") to take steps necessary for the Company's shares to be listed on the London stock exchange and to represent the Company's technology offering within the European community. The Agreement requires that the Company compensate Global at the rate of 10,000 unregistered common shares per month plus $3,000 cash payment per month.

4.   Licensing Agreement Commitments

(a) The Company entered into two licensing agreements in November 1997, whereby the Company has exclusive rights to make, use, lease, market and sell these product lines. In January 1998, the Company executed a five-year manufacturing agreement with a third licensor. In June 1998, the Company executed an additional license agreement, as disclosed in Footnote 8: Other Significant Events, Note (B). In exchange for these rights, under the four agreements, the Company has committed to pay the Licensor a 6% royalty, as computed by those agreements. The Company agreed to pay a minimum of $176,000 of royalties in 1998, of which $71,000 has been paid as of June 30, 1998. The remaining royalty payments for the initial licensing term will be paid as follows:

                  Year Ending:
                  1998            $     105,000
                  1999                   96,000
                  2000                   96,000
                                         ------
                                  $     297,000

      (b) The Company can offset these advanced payments against the royalties earned in 1998 through the year 2000.

      (c) In addition to the above, if the Company exercised its option to renew the licenses, it would have future minimum royalties as follows:

                  Year Ending
                  2001             $200,000
                  2002             $250,000
                  2003             $300,000
                  2004             $400,000

5.    Acquisition of Advanced Micro Welding

     (a) On April 29, 1998, Toups Technology Licensing, Incorporated (TTL) acquired Advanced Micro Welding, Inc. (AMW) in a business combination, accounted for as a pooling of interests. AMW, a company specializing in micro-welding and custom metal fabrication, became a wholly-owned subsidiary of TTL through the exchange of 500,000 shares of restricted common stock of TTL's common stock for all the outstanding stock of AMW. The statement of stockholders' equity reflects a restatement of $49,593 to additional paid-in capital as a result of the acquisition. The restatement includes $9,500 and $40,093, respectfully, for the disposition of AMW stock and adjustment of retained earnings for the pooling.

      (b) The restated balance sheet as of December 31, 1997, reflects the acquisition of AMW. The restated financial statements are based on the historical financial statements of TTL and AMW accounting for the combination as a pooling of interest. Both companies were audited independently on December 31, 1997. The restated balance sheet, as of December 31, 1997, reflects the unaudited combination of these numbers.

      (c) The restated financial statements have been prepared based upon the historical financial statements of TTL and AMW. These restated financial statements may not be indicative of the results that actually would have occurred if the combination had been in effect on the dates indicated or which may be obtained in the future.

6.  Income Taxes

     A deferred tax asset stemming from the Company's net operating loss carry-forward has been reduced by a valuation account to zero, due to uncertainties regarding the utilization of the deferred asset. The deferred tax asset and the corresponding valuation allowance were approximately $64,000 as of June 30, 1998.

     The net operating loss of $40,423 will expire in 2012.

     Deferred tax asset:

         Net operating loss carryforward               $64,000
         Less valuation allowance                    ( 64,000)
                                                     ---------
         Net deferred taxes                         $        -
                                                    ==========

7.    Capital Lease

      (a) In March 1998, the Company acquired machinery and equipment under the provisions of a capital lease. The lease expires in December 1999. The machinery and equipment has [have?] a cost of $11,146 and a net book value of $11,146 at June 30, 1998. In addition, a wholly-owned subsidiary of the Company acquired equipment, totaling $191,493 under three capital lease agreements. Amortization of these capital leases, included in depreciation expense amounted to $11,100 for the six months ended June 30, 1998. Accumulated amortization amounted to $9,800 as of June 30, 1998, as of June 30, 1998, and is included in accumulated depreciation.

      (b) The future minimum lease payments under capital lease and net present value of the future minimum lease payments at June 30, 1998, are as follows:

                Total minimum lease payments                       $   246,091
                Amount representing interest                          (57,618)
                                                                  ------------
                Present value of net minimum lease payments       $    178,944
                                                                  ============

      (c) Future minimum lease payments under capital leases as of June 30, 1998, are as follows:

                  1998             $30,649
                  1999              51,048
                  2000              51,048
                  2001              47,037
                  2002              45,329
                  After             10,181
                                    ------
                                  $235,292

8.   Other Significant Events

      (a) The Company received a $50,000 grant from the U.S. Department of Energy and administered by the Technology Deployment Center for the development of its BP Valve(TM) technology.

      (b) On May 20, 1998, the Company entered into a world-wide exclusive license agreement (the "License") for the commercialization of the Smokeless, Scrap Tire Processing Technology (SSTP). Under the terms of the License, the Company receives the right to design, manufacture, sell or otherwise commercialize the SSTP technology. The License obligates the Company to pay a 6% royalty fee on all SSTP-related sales and granted a one-time issuance of 60,000 unregistered common shares.

9.     Subsequent Events

     (a) On July 1, 1998, the Company entered into a world-wide exclusive license agreement for a patent-pending technology, referred to as "Tunnel Bat" technology. Under the terms of the License, the Company receives the right to design, manufacture, sell or otherwise commercialize the Tunnel Bat technology on a worldwide, exclusive basis for an initial period of three years, after which, the Tunnel Bat License may be extended for additional three-year periods. The Tunnel Bat License obligates the Company to pay a six percent (6%) royalty on gross revenues derived from the Tunnel Bat technology. In addition, the Company made a one-time issuance of 150,000 of its restricted $.001 par value Common Shares and undertook to register at least 50,000 of the foresaid Shares no later than six months after June 15, 1998. The Company also retained Tunnel Bat technology inventor/patent-pending owner, David Richardson, to act as Technical Assistant, Tunnel Bat Technology.

      (b) On July 6, 1998, the Company entered into a Letter of Intent and Purchase Order for the sale of 430 Balanced Oil Recovery System
           (BORS) lift pumps with CMT, Inc. Under the terms of the Letter of Intent, CMT has been given exclusivity for the sale of the BORS pumps throughout Kansas and Oklahoma, and has agreed to a minimum purchase of 50 pumps during 1998, 200 pumps during 1999, and 180 pumps during 2000. The Company is scheduled to ship the first five pumps from its manufacturing facility in Florida during August 1998.

     (c) On July 7, 1998, the Company entered into a Letter of Intent relating to licensing the commercialization of the Company's Smokeless, Scrap-Tire Processing Technology (SSTP) with a Vienna, Virginia-based US company ("proposed Licensee"). Under the terms of the Letter of Intent, the proposed Licensee desires to license the rights to construct the first industrial-size SSTP facility, capable of recycling two hundred waste tires per hour. In addition to requiring a negotiated License Fee and royalties, the proposed Licensee would thereafter be entitled to exclusive use of the SSTP technology within North America, and TTL would manufacture the SSTP equipment for their exclusive use within the licensed area. The Company anticipates entering into the development portion of the Letter of Intent during August 1998. Thereafter, the Company would enter into a formal license agreement with the proposed Licensee.

      (d) On July 9, 1998, the Company entered into a License Agreement with an entity, wherein TTL grants exclusive rights to the entity to sell, market, and distribute products relating to the AquaFuel technology. Under the terms of the License Agreement, the entity shall cause for sales to commence during the third quarter of 1998 and continue thereafter for a period of three years. The License Agreement grants the entity the rights to market AquaFuel category one - "Fuel"; AquaFuel category 2 "Public and private services", and AquaFuel category 3 - "processing and research and development."

      (e) On July 9, 1998, the Company proposed four Letters of Intent with an international provider of various gaseous materials. The proposed Letters of Intent include: (1) a proposed License Agreement for the purpose of commercializing AquaFuel system for the elimination of biological waste in commercial use applications; (2) a proposed sale of Electric Power Generation equipment; (3) a proposed License Agreement for the purpose of marketing AquaFuel and the construction of AquaFuel-related plants, and (4) a proposed Joint-Venture relating to development of certain aspects relating to AquaFuel .

      (f) Subsequent to June 30, 1998, the Company sold 28,732 shares of its restricted Common Shares to accredited investors for an aggregate of $25,440.

                          lNDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Toups Technology Licensing, lncorporated
(A Development Stage Company)
Largo, Florida

     We have audited the accompanying balance sheets of Toups Technology Licensing, Incorporated (a Development Stage Company) as of December 31, 1997, and January 31, 1998, and the related statements of operations, stockholders' equity, and cash flows for the period from July 28, 1997 (Date of Inception) through December 31, 1997, for the month ended January 31, 1998, and for the period from July 28, 1997 (Date of Inception) through January 31, 1998.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Toups Technology Licensing, Incorporated (a Development Stage Company) as of December 31, 1 997, and January 31, 1998, and the results of its operations and its cash flows for the period from July 28, l997 (Date of Inception) through December 31, 1997, for the month ended January 31, 1998, and for the period from July 28, 1997 (Date of Inception) through January 31, 1998.


February 12, 1998 (except for Notes 4 and 7 as to which the date is May 13, 1998

Harper, Van Scoik & Company, L. L. P.
A WORLDWlDE ORGANIZATION OF ACCOUNTlNG FlRMS AND BUSlNESS ADVlSORS Clearwater, Florida

                     Toups Technology Licensing Incorporated
                          (A Development Stage Company)


                                 BALANCE SHEETS
                     December 31, 1997 and January 31, 1998

                                                   December 31  January 31
                                                      1997         1998
                                                   ---------    ---------
Assets:
   Cash ........................................   $  60,421    $ 185,920
   Prepaid royalty expenses ....................      11,000       31,000
   Property and equipment ......................        --          3,433
   Deferred Charges ............................       5,195        8,825
                                                   ---------    ---------

         Total assets ..........................   $  76,616    $ 229,178
                                                   =========    =========

Liabilities:
   Accounts payable and ........................   $   8,559    $   1,694
                                                   ---------    ---------
     accrued liabilities

         Total liabilities .....................       8,559        1,694

Stockholders' equity:
   Common stock ................................       8,630        9,099
   Additional paid-in capital ..................      99,840      284,026
   Deficit accumulated during
     development stage .........................     (40,413)     (65,641)
                                                    ---------    ---------

         Total stockholders' equity ...........       68,057      227,484
                                                    ---------    ---------

Total liabilities and
stockholders' equity .........................     $  76,616    $ 229,178
                                                   =========    =========

                        See Notes to Financial Statements

                    TOUPS TECHNOLOGY LICENSING, INCORPORATED
                          (A Development Stage Company)


                             STATEMENT OF OPERATIONS
                   For the period from July 28, 1997 (Date of
        Inception) through December 31, 1997, for the month ended January
               31, 1998, and the period from July 28, 1997
                  (Date of Inception) through January 31, 1998



                           July 28,      July 28,
                            1997          1997
                          (inception)     Month    (Inception)
                            through       Ended      through
                            December    January 31  January 31,
                             1997         1998         1998
                          ----------   ----------   ----------

Interest Income .......   $      543   $      327   $      870

Expenses:
  Salaries ............       17,902        6,227       24,129
  Consulting fees .....       14,209        6,536       20,745
  Other operating costs        8,845       12,792       21,637
                          ----------   ----------   ----------

Total expenses ........       40,956       25,555       66,511
                          ----------   ----------   ----------

Net loss ..............   $   40,413   $   25,228   $   65,641
                          ==========   ==========   ==========

Weighted average number
  of shares outstanding    8,381,751    8,852,799    8,456,687

Net loss per share ....   $     .005   $     .003   $     .008




                        See Notes to Financial Statements

                    TOUPS TECHNOLOGY LICENSING, INCORPORATED
                          (A Development Stage Company)


                        STATEMENT OF STOCKHOLDERS' EQUITY
                   For the period from July 28, 1997 (Date of
               Inception) through December 31, 1997, for the month
                             ended January 31, 1998,
                        and the period from July 28, 1997
                  (Date of Inception) through January 31, 1998

                                                             Deficit
                                                           Accumulated
                                      Common     Additional   During
                            Number     Stock      Paid-i   Development
                          of Shares  (At Par)     Capital     Stage       Total
Issuance of common
   stock upon inception   8,250,000   $8,250         $-0-      $-0-      $8,250
Stock issued for:
   Services ...........     100,000      100           --       --          100
   Cash ...............     160,000      160       99,840       --      100,000
   Rent ...............     120,000      120           --       --          120
Deficit accumulated
   during development
   stage through
   December 31, 1997 ..        --          --          --   (40,413)    (40,413)
                            -------    ------    --------    -------   ---------
Balance
   December 31, 1997 ..   8,630,000     8,630      99,840   (40,413)     68,057
Stock issued for:
   Cash ...............     278,714       279     184,186         --    184,465
   Services ...........     190,000       190          --         --        190
Deficit accumulated
   during development
   stage January 1,
   1998 through January
   31, 1997 ...........        --          --          --     (25,228)  (25,228)
                           -------     ------     -------     --------   -------
Balance
   January 31, 1998 ...  9,098,714     $9,099   $284,026     $(65,641)  $227,484
                         =========    =======   ========     ========= =========


                        See Notes to Financial Statements

                    TOUPS TECHNOLOGY LICENSING, INCORPORATED
                          (A Development Stage Company)

                             STATEMENT OF CASH FLOWS
                   For the period from July 28, 1997 (Date of
               Inception) through December 31, 1997, for the month
                             ended January 31, 1998,
                        and the period from July 28, 1997
                  (Date of Inception) through January 31, 1998

                                         July 28, 1997           July 28, 1997
                                          (Inception)    Month    (Inception)
                                            through      Ended      through
                                            December   January 31,  January 31,
                                             1997         1998         1998
                                          ---------    ---------    ---------

Cash flows from operating activities:
Net loss .............................   $ (40,413)   $ (25,228)   $ (65,641)
Adjustments to reconcile
 net income to net cash
 provided by operating
 activities:
Capital  stock issued
  for services and  rent .............       8,470          190        8,660
(increase prepaid expenses ...........     (11,000)     (20,000)     (31,000)
Increase in deferred charges .........      (5,195)      (3,630)      (8,825)
Increase (decrease) in
accounts payable .....................       8,559       (6,865)       1,694
                                          --------    ---------    ---------
Net cash used by
   operating activities ..............     (39,579)     (55,533)     (95,112)
   Cash flows from investing activities:
   Acquisition of equipment ..........        --         (3,433)      (3,433)
                                        ---------      ---------    ---------
   Net cash used
   by investing activities ...........        --         (3,433)      (3,433)
                                         ---------     ---------    ---------
   Cash flows from
   financing activities:
   Proceeds from sale of
   capital stock .....................     100,000      184,465      284,465
                                          ---------    ---------    ---------
   Net cash provided by
   financing activities .............      100,000      184,465      284,465
   Cash, beginning of period ........         --         60,421         --
                                         ---------    ---------    ---------
   Cash, end of period ..............    $  60,421    $ 185,920    $ 185,920
                                         =========    =========    =========


                        See Notes to Financial Statements

                    TOUPS TECHNOLOGY LICENSING, lNCORPORATED
                          (A Development Stage Company)

                          NOTES TO FlNANClAL STATEMENT
                     December 31, 1997 and January 31, 1998

1. Summary of Significant Accounting Policies

         Company - Toups Technology Licensing, Incorporated (Company), a Florida Corporation, was formed on July 28, l997, and activated its start-up operations on November 1, 1997, to facilitate market applications through the licensing of late-stage technologies, primarily in the energy, environmental and natural resources market segments. The Company selects proprietary products or devices within market segments which management perceives are not subject to rapid change and can be delivered to the marketplace within a three- to six-month period. The Company is in the development stage of its operations and has not realized any revenues from its product lines (see subsequent event note 7). The Company's intended market will be world-wide.

         Machinery and Equipment - Machinery and equipment are recorded at cost. Depreciation is computed on an accelerated method over seven years.

         Estimates - The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Income Taxes - Deferred income taxes are reported using the liability method. Deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

         Restricted Common Stock - Restricted common stock is subject to the resale provisions of SEC Rule 144. Due to the uncertainty of the future of the Company, restricted stock is recorded at its par value ($.001) per share.

2. Capital Stock

Common

     The Company is authorized to issue 20 million shares of common stock with a par value of $0.001 (one, one-thousandth dollar) per share. As of December 31, l997, and January 31, 1998, there were 8,630,000 and 9,098,714 shares issued and outstanding, respectively. Each share of common stock has one vote on all matters acted upon by the shareholders. Of the 9,098,714 shares issued and outstanding at January 31, 1998, 438,714 shares are unrestricted and 8,660,000 shares are restricted as to the sale to other parties.

Preferred

     The Company is also authorized to issue 10 million shares of preferred stock having a par value of $i per share. There were no preferred shares issued outstanding at either December 31, 1997 or January 31, 1998,

3. Employment Agreements Stock Commitments

     The Company entered into a series of one-year employment contracts. Within those contracts, 85,000 shares of stock were issued to certain employees. These shares have been recorded in the accompanying balance sheet. Additionally, there are incentive clauses in these contracts that allow up to another 270,000 shares of common stock to be issued to employees if certain goals are met. None of these shares are scheduled to be issued to officers, directors, or holders of more than 5% of the outstanding stock. The additional 270,000 shares have not been recorded in the accompanying financial statements.

4, Licensing Agreement Commitments

     The Company entered into two licensing agreements in November 1997, whereby, the Company has the exclusive rights to make, use, lease, market and sell these product lines. In January 1998, the Company executed a five-year manufacturing agreement with a third licensor. In exchange for these rights under the three agreements, the Company has committed to pay the Licensor a 6% royalty, as computed by those agreements. The Company agreed to pay a minimum of $176,000 of royalties in 1998, of which $31,000 has been paid as of January 31, 1998. The remaining royalty payments for the initial licensing term will be paid as follows:

         Year Ending
         1998        $145,000
         1999           96,000
         2000           96,000
                       $337,000

    The Company can offset these advanced payments against the royalties earned in 1998 through the year 2000.

     In addition to the above, if the Company exercised its option to renew the licenses it would have future minimum royalties as follows:

                       Year Ending
                       2001                                  $200,000
                       2002                                  $250,000
                       2003                                  $300,000
                       2004 and every year thereafter        $400,000

5. Non-Cash Disclosures

     The following transactions were excluded from the statement of cash flows because they were not cash transactions.

     At inception, the Company issued 8,250,000 shares to its organizers. These shares of stock were recorded at a total of $8,250.

     In addition to the commitments described in the "licensing agreement commitment" note, the Company issued 165,000 shares of stock to the licensors of the Company's three technologies. These shares of stock were recorded at a total of $115.

     The Company issued 125,000 shares of stock to consultants and employees. These shares were recorded at $125.

     The Company issued 120,000 shares of stock for the use of operating facilities for one year. These shares of stock were recorded at $120.

6. Income Taxes

A  deferred  tax  asset   stemming  from  the   Company's  net  operating   loss
carry-forward has been reduced by a valuation account to zero, due to uncertainties regarding the utilization of the deferred asset. The deferred tax asset and the corresponding valuation allowance were approximately $8,085 as of December 31, 1997.

The net operating loss of $40,423 will expire in 2012.

     Deferred tax asset:
     Net operating loss carryforwards    $8,085
     Less valuation allowance             8,085
                                          -----
     Net deferred taxes                $      -
                                       ========

7. Subsequent Event

     A. Management has a signed purchase order and a $6,000 deposit for the sale of the first Balanced Oil Recovery System Lift Pumps. These pumps are expected to be installed in the second quarter of 1998 at a total sales price of $180,000.

     B. The Company has raised an additional $565,966 in equity from the sale of 849,725 shares of common stock subsequent to January 31, 1998.

     C. The Company entered into a two-year agreement with the Pinellas County Industrial Council for the lease of machinery and equipment with an original cost of $1,700,000 for $1 per year. Additionally, the Company has an option to purchase the equipment at under 10% of the original cost of the equipment at the end of the lease.

     D. The Company received a $50,000 grant from the U. S. Department of Energy and administered by the Technology Deployment Center for the development of one of its technologies.

     E. On April 29, 1998, Toups Technology Licensing Incorporated (TTL) acquired Advanced Micro Welding, Inc. (AMW) in a business combination accounted for as a pooling of interests. AMW, a company specializing in micro-welding and custom metal fabrication, became a wholly-owned subsidiary of TTL, through the exchange of 500,000 shares of restricted common stock of TTL's common stock for all of the outstanding stock of AMW.






               THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     The Company has never had any disagreement with its accountants.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article III of the Company's by-laws provide for the indemnification of directors, in that Directors of the Company shall not be personally liable for monetary damages to the Company or any other person for any statement, vote, decision or failure to act, regarding corporate management or policy, by a director, unless the director breached or failed to perform his duties as director.

     Article VI of the Company's by-laws provide for the indemnification of officers, directors, employee and agents of the Company. Such indemnification is available to any person who was or is a party to any proceeding (other than an action by, or in the right of, the Company), by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

                          Registration fees             $         570
                          Transfer agents' fees         $       1,500
                          Legal                         $      15,000
                                                        -------------
                          Total                         $      17,070
                                                        =============

RECENT SALES OF UNREGISTERED SECURITIES

     The Company issued "unregistered" securities to various persons and firms as specified below and all such securities were acquired directly from the Company in transactions not involving any public offering. All such securities may only be resold upon compliance with Rule 144, adopted under the Act of 1933. All securities were sold in reliance upon Section 4(2) of the Securities Act of 1933. All purchasers were either "accredited" or sophisticated. All purchasers executed a Subscription Agreement indicating they have such knowledge and experience in financial and business matters that, either alone or with a purchasers representative, are capable of evaluating the merits and risks of the investment. All purchasers were provided with access to information about the Company.

     Further, throughout these transactions specified in paragraph four here following, the Company relied on Section 4(2) of the Act of 1933, as amended and all purchasers executed a Subscription Agreement indicating (i) they meet the definition of "Accredited Investor" as that term is specified in Regulation D, Rule 502, and; (ii) they have such knowledge and experience in financial and business matters that either alone or with a purchasers representative, are capable of evaluating the merits and risks of the investment.

     Subsequent to June 30, 1998, the Company issued 96,000 unregistered Common Shares to employees and consultants including Steve Vandenberg 1000, Richard Hungate 500, Bob Green 400, Joseph Bollent 2,000, Jason Bollent 100, Carl Simmons 10,000; Mary Slaughter 2,000; Greg Jewell 50,000; David DeCara 10,000; Ken Lindfors 10,000 and David McKena 10,000.

     On July 19, 1998, the Company issued 510,000 unregistered Common Shares to employees, consultants and vendors including Eric Littman 200,000; Hare & Company 250,000; David DeCara 50,000, and; Mike Reilly 10,000.

     On August 19, 1998, the Company issued 45,000 unregistered Common Shares to employees and vendors including Jack Hansen 10,000; Ken Lindfors 10,000; Nelson Flint 15,000, and; Ed Carlson 10,000. Further on August 19, 1998, the Company acquired the license rights to the patent-pending Magnetion(TM) technology for which it issued 105,263 unregistered Common Shares. Further on August 19, 1998, the Company issued 600,000 unregistered Common Shares to officers and directors including Leon Toups 150,000; Mark Clancy 150,000; Jerry Kammerer 150,000, and; Michael Toups 150,000.

     Between June - September, 1998, the Company sold 883,959 Shares of its $.001 par value Common Stock at prices ranging from $0.89 - $1.25 per Common Share for an aggregate of approximately $769,000 exclusively to accredited investors as that term is defined in Regulation D, Rule 502. There were no underwriters involved in the Private Offering and no commissions were paid nor discounts given to any individual. The Company relied on Section 4(2) of 3(b) of the Securities Act of 1933, as amended, pursuant to Regulation D, Rule 506 of said Act in the sale of its securities. All purchasers executed a Subscription Agreement indicated they have such knowledge and experience in financial and business matters that either alone or with a purchasers representative, they are capable of evaluating the merits and risks of the investment. None of the Company's Officers, Directors, 10% owners or affiliates participated in the aforesaid sale of securities.

     On September 15, 1998, the Company issued 2,278,000 unregistered common shares to finalize its Balanced Oil Recovery System (BORS) lift license agreement and to various employees and consultants. As it relates to the BORS license, the Company issued 250,000 unregistered shares to Gerold Allen and 250,000 unregistered shares to Mack Greever. The remainder of the September 15, 1998 issuance of unregistered common shares includes Dave DeCara 50,000; Jeffrey Gardner 5,000; William Phillips 3,000; Tim Rice 50,000; A. R. Hardy 70,000, and; Ruggero Santilli 100,000. Further on September, 15, 1998, the Company issued unregistered shares to its officers and directors including Leon Toups 500,000; Mark Clancy 500,000 and Michael Toups 500,000.

     On September 30, 1998, the Company issued 900,000 unregistered common in exchange for 100% of the issued and outstanding shares of Brounley Engineering & Associates, Inc.

EXHIBITS

Table of Exhibits

The following Exhibits are incorporated by reference:

EX-3.(i)        Articles of Incorporation

EX-3.(ii)       By-laws

EX-5.(i)        Opinion re: legality

EX-5.(ii)       Opinion re: legality

EX-10.(i)       BPV License Agreement (BP Valves)

EX-10.(ii)      WAFT License Agreement (AquaFuel)

EX-10.(iii)     BORS Lift Manufacturing License Agreement

EX-10.(iv)      AMW Acquisition Agreement

EX-20            AquaFuel Certification Report

EX-23           Auditor's Consent

The following Exhibits are a part of this Registration

EX-10((v)       Amended BORS Lift License Agreement

EX-10(vi)       Magnetion(TM) License Agreement

EX-10(vii)      Tunnel Bat License Agreement

EX-10(viii)     Exchange of Share Agreement, re:  Brounley Engineering

UNDERTAKINGS

The undersigned registrant hereby undertakes that it will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii)Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

                        Toups Technology Licensing, Inc.
                                  (Registrant).
                                       .
              Leon H. Toups, President and Chief Executive Officer
                            By (Signature and Title)

     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.



                                 Leon H. Toups,
                                   (Signature)

                      President and Chief Executive Officer
                                     (Title)

(Date):  September 30, 1998